Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1, dated as of May 17, 2021 (this “Amendment No. 1”), to the Business Combination Agreement, dated as of February 24, 2021 (the “Business Combination Agreement”), by and among RMG Acquisition Corporation II, a Cayman Islands exempted company (“RMG II”), Philip Kassin, solely in the capacity as the representative for the shareholders of RMG II (“RMG II Representative”), ReNew Energy Global Limited, a private limited company registered in England and Wales with registered number 13220321 (“PubCo”), ReNew Power Global Merger Sub, a Cayman Islands exempted company (“Merger Sub”), Renew Power Private Limited, a company with limited liability incorporated under the laws of India (the “Company”) and certain shareholders of the Company as set forth in Schedule 7.03 to the Business Combination Agreement (the “Major Shareholders”, and, together with RMG II, the RMG II Representative, PubCo, Merger Sub and the Company, each, a “Party” and collectively, the “Parties”), is made and entered into by and among the Parties. Capitalized terms used but not defined in this Amendment No. 1 shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, pursuant to Section 13.13 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement, as set forth in this Amendment No. 1.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

1.	Amendments to the Business Combination Agreement.

The Parties hereby agree that the Business Combination Agreement shall be deemed to be amended as follows:

1.1 Section 1.01 of the Business Combination Agreement. The definitions of ‘Company Transaction Expenses’ and ‘SACEF’ in Section 1.01 of the Business Combination Agreement are hereby deleted in their entirety and replaced by the following:

“Company Transaction Expenses” means all fees and expenses incurred or otherwise paid for by the Company (or, at the Company’s discretion, any of its Subsidiaries) in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, including, but not limited to, the (i) fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company on its own behalf or on behalf of PubCo or Merger Sub in connection with the Transactions.

“SACEF” means GEF SACEF India, a private company limited by shares incorporated under the laws of Mauritius and having its registered office at c/o IQEQ, 33, Edith Cavell Street, 11324, Port-Louis, Mauritius.

1.2 Section 1.04 of the Business Combination Agreement. Section 1.04 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

1.04 Equitable Adjustments. If, between (i) the date of this Agreement and the (ii) latest of such dates after the Closing Date as may be determined and notified in writing by Green Rock, GSW and/or CPPIB, as the case may be, to PubCo pursuant to Sections 2.02(b), 2.02(c) and 2.02(d), respectively, the outstanding PubCo Shares, RMG II Shares or Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including U.S. Dollar value) or amount contained herein that is based upon the number of PubCo Shares, RMG II Shares or Company Stock will be appropriately adjusted to provide to the Company Stockholders, PubCo Shareholders and the RMG II Shareholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit RMG II, PubCo or the Company to take any action with respect to their respective securities that is prohibited by, or requires consent pursuant to, the terms and conditions of this Agreement.

1.3 Section 2.01(e)(ii) of the Business Combination Agreement. Section 2.01(e)(ii) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(ii) RMG II Shares. Immediately following the separation of each RMG II Security in accordance with Section 2.01(e)(i), each (A) RMG II Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance by PubCo of one PubCo Class A Share and (B) RMG II Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into one RMG II Class A Share pursuant to RMG II’s Organizational Documents and cancelled in exchange for the issuance by PubCo of one PubCo Class A Share, and, in each case, the allotment by PubCo of PubCo Class A Shares and PubCo Class C Shares to the holders of Company Ordinary Stock in accordance with this Agreement. Immediately following such cancellation, RMG II shall issue 43,125,000 RMG II Class A Shares to PubCo in consideration for such issuance by PubCo of PubCo Class A Shares.

1.4 Sections 2.02(a) to 2.02(d) of the Business Combination Agreement. Sections 2.02(a) to 2.02(d) of the Business Combination Agreement are hereby deleted in their entirety and replaced by the following:

(a) on the Closing Date, each Major Shareholder shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the shares of Company Ordinary Stock owned by such Major Shareholder (excluding any Company Exchanged Conversion Stock held by any Major Shareholder, if any) as set out in Schedule 2.02 (for all such Major Shareholders, the “Company Exchanged Stock”), as consideration and in exchange for:

(i) the issuance of such number and class of shares of PubCo Shares (the “PubCo Exchanged Shares”) (if any) as set out opposite such Major Shareholder’s (except for the Founder Investors) name under the heading “PubCo Shares to be issued on the Closing Date” of Schedule 2.02; and

(ii) the payment by PubCo to each Major Shareholder of the amount in cash (the “PubCo Cash Consideration”) set out opposite such Major Shareholder’s name in Schedule 2.02, in each case as may be amended in accordance with the following paragraph, provided that (X) the Company shall be entitled to amend, with the prior written consent of the affected Major Shareholder, the number of PubCo Exchanged Shares to be issued to a Major Shareholder under the heading “PubCo Shares to be issued on the Closing Date” and the PubCo Cash Consideration to be paid to a Major Shareholder, each as set out in Schedule 2.02 and (Y) GSW shall be entitled to elect the class of PubCo Exchanged Shares under the heading “PubCo Shares to be issued on the Closing Date” set out opposite its name in Schedule 2.02 it shall receive, each by giving notice in writing to PubCo no later than two (2) Business Days prior to the Closing Date, provided further that (A) such amendments shall not result in any increase in the aggregate number of PubCo Exchanged Shares and aggregate amount of “PubCo Cash Consideration” as set out on Schedule 2.02; (B) if there are any redemptions of RMG II Shares, the Major Shareholders agree that (I) the “PubCo Cash Consideration” payable to Sumant as set out in Schedule 2.02 shall not be decreased and (II) the “PubCo Cash Consideration” payable to the Major Shareholders other than Sumant as set out in Schedule 2.02 shall be decreased pro rata to the “PubCo Cash Consideration” payable as between such other Major Shareholders as set out in Schedule 2.02 and (C) the foregoing amendments and elections do not adversely affect or delay the consummation of the Transactions;

(b) on the Closing Date or, if the conversion of the CCPS held by Green Rock pursuant to Section 8.12(b) has not completed by two (2) Business Days prior to the Closing Date, such date after the Closing Date as may be notified in writing to PubCo by Green Rock, provided such date shall be as soon as practicable after the Closing Date, Green Rock shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the Company Exchanged Conversion Stock held by Green Rock and set out in footnote (1) of Schedule 2.02 as consideration and in exchange for the issuance of 12,231,851 PubCo Class A Shares;

(c) on such date after the Closing Date as may be notified in writing to PubCo by GSW, provided such date falls no later than the later of (A) August 1, 2021 and (B) the date on which (x) the GSW Voting Interest does not exceed 4.9% and (y) the aggregate Effective Economic Interest in PubCo represented by such PubCo Shares then held by GSW and the PubCo Shares which would be issued to GSW pursuant to this Section 2.02(c) does not exceed 33% of the total Effective Economic Interest represented by all of the issued and outstanding PubCo Shares (including the PubCo Shares which would be issued to GSW pursuant to this Section 2.02(c)), GSW shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the Company Exchanged Conversion Stock held by GSW and set out opposite GSW’s name under the heading “Number of Company Exchanged Conversion Stock to be Transferred after the Closing Date” as consideration and in exchange for the issuance of the number of PubCo Class C Shares set out opposite GSW’s name under the heading “PubCo Shares to be issued post-Closing Date” in Schedule 2.02. For the purposes of this Section 2.02(c), “GSW Voting Interest” means, with respect to GSW at a particular time of determination, the percentage equal to (a) the number of PubCo Class A Shares held by GSW or any of its Affiliates as of such time, divided by (b) the aggregate number of PubCo Class A Shares, PubCo Class B Shares and PubCo Class D Shares then issued and outstanding;

(d) (A) on the Closing Date, concurrently with the issuance of the PubCo Class B Share pursuant to Section 2.02(e) but immediately prior to the issuance of any other PubCo Shares pursuant to this Section 2.02, PubCo shall issue to CPPIB (or its nominated issuer of depository receipts, or the nominee of such issuer) one (1) PubCo Class D Share for cash consideration in an amount equal to $100.00 and (B) on such date after the Closing Date as may be determined and notified in writing by CPPIB to PubCo, CPPIB shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the Company Exchanged Conversion Stock held by CPPIB and set out opposite CPPIB’s name under the heading “Number of Company Exchanged Conversion Stock to be Transferred after the Closing Date” pursuant to such conversion and, in consideration for such acquisition, PubCo shall issue to CPPIB the number of PubCo Class A Shares set out opposite CPPIB’s name under the heading “PubCo Shares to be issued post-Closing Date” in Schedule 2.02;

1.5 Section 5.13(a) of the Business Combination Agreement. Section 5.13(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(a) As of the date hereof, RMG II has issued and outstanding (i) 34,500,000 RMG II Units, each consisting of one RMG II Class A Share and one-third of one RMG II Warrant, (ii) 8,625,000 RMG II Class B Shares and (iii) 7,026,807 RMG II Private Warrants.

1.6 Section 2.02 of the Business Combination Agreement. The following is hereby added to the end of Section 2.02 of the Business Combination Agreement:

(i) Further, each party to this Agreement acknowledges and agrees that each Major Shareholder has been, and prior to the Closing Date each other holder of Company Ordinary Stock will be, offered the opportunity to acquire PubCo Class A Shares and PubCo Class C Shares as consideration and in exchange for the transfer of Company Ordinary Stock held by each of them, and the Major Shareholders have agreed to acquire PubCo Class A Shares and/or PubCo Class C Shares in accordance with this Section 2.02 as set out opposite their respective names in Schedule 2.02 (as may be amended in accordance with Section 2.02(a)).

For the avoidance of doubt, part of the consideration for the allotment of the PubCo Class A Shares and/or the PubCo Class C Shares by PubCo to holders of Company Ordinary Stock in accordance with this Agreement is provided by the cancellation of all of the RMG II Class A Shares as set out in Section 2.01(e)(ii).

1.7 Section 8.09 of the Business Combination Agreement. Sections 8.09(c) and 8.09(d) of the Business Combination Agreement are hereby deleted in their entirety and replaced by the following:

(c) During the Minority Option Period, each Ex-Employee holding Company Ordinary Stock shall be entitled, subject to applicable Law, by delivering to the Company and PubCo a notice in writing to such effect, to sell to PubCo their Company Ordinary Stock, and PubCo shall, at the option of such Ex-Employee, either (i) purchase all such Company Ordinary Stock held by such Ex-Employee at a price per Company Ordinary Stock equal to $8.29, subject to applicable Law, and such sale shall complete on the Closing Date, or (ii) issue to such Ex-Employee 0.8289 PubCo Class A Shares or 0.8289 PubCo Class C Shares (as elected by such Ex-Employee) for each Company Ordinary Stock held by such Ex-Employee.

(d) During the Minority Option Period, each person who is an employee (except Sumant and his Affiliates) of the Company or its Subsidiaries as of the beginning of the Minority Option Period holding Company Ordinary Stock shall be entitled, subject to applicable Law, by delivering to the Company and PubCo a notice in writing to such effect, to sell to PubCo their Company Ordinary Stock, and PubCo shall, at the option of such employee, either (i) issue to such employee 0.8289 PubCo Class A Shares or 0.8289 PubCo Class C Shares (as elected by such employee) for each Company Ordinary Stock held by such employee, or (ii) (A) purchase all such Company Ordinary Stock held by such employee at a price per Company Ordinary Stock equal to $8.29, subject to applicable Law, and such sale shall complete on the Closing Date and (B) if such employee has sold its Company Ordinary Stock to PubCo, issue to such holder such number of PubCo Share Entitlements which provides such employee with the equivalent economic value of 0.8289 PubCo Class A Share per Company Ordinary Stock sold.

1.8 Section 9.03 of the Business Combination Agreement. Section 9.03 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

9.03 Stock Exchange Listing. PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Class A Shares to be issued in connection with the Transactions and the RMG II Adjusted Warrants to be approved for listing on an Approved Stock Exchange and accepted for clearance by the DTC as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

1.9 Section 10.08 of the Business Combination Agreement. Section 10.08 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

10.08 HMRC and DTC Cooperation. Without prejudice to the generality of Section 10.01 and 10.04, PubCo, Merger Sub, the Company, the Major Shareholders and RMG II shall each, and shall each cause their respective Subsidiaries to, use best efforts to, cooperate in the assembly, preparation and filing of any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable: (a) confirmation from the DTC that the PubCo Class A Shares, the PubCo Class C Shares and the RMG II Adjusted Warrants are eligible for clearing through DTC (to the extent such securities meet the DTC’s customary eligibility criteria) and agreement from the DTC (or such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient) to accept the PubCo Class A Shares, the PubCo Class C Shares and the RMG II Adjusted Warrants for clearing or deposit in connection with the transactions contemplated by this Agreement and such future transactions as may be reasonably foreseeable; (b) customary clearances from HMRC required by the DTC (including in relation to any depository service) in connection with the admission of the PubCo Class A Shares, the PubCo Class C Shares and the RMG II Adjusted Warrants for clearing through DTC; and (c) such confirmation or agreement from any other depositary or clearance service as may reasonably be required to enable the PubCo Class A Shares, the PubCo Class C Shares and the RMG II Adjusted Warrants to be accepted for clearing through DTC and the PubCo Class A Shares and RMG II Adjusted Warrants to be approved for listing on an Approved Stock Exchange. PubCo, Merger Sub, the Company and RMG II shall each, and shall each cause their respective Subsidiaries to, use best efforts to take all actions necessary and/or advisable to satisfy the conditions under Section 11.01(e) as promptly as reasonably practicable following the date of this Agreement, but in any event prior to the Termination Date.

1.10 Section 11.01(e) of the Business Combination Agreement. Section 11.01(e) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(e) Listing. The PubCo Class A Shares and the RMG II Adjusted Warrants shall have been approved for (i) clearing through DTC (subject to the DTC’s customary eligibility criteria) and (ii) listing on an Approved Stock Exchange (subject only to notice of issuance).

1.11 Section 13.02(a) of the Business Combination Agreement. Section 13.02(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(a)	If to PubCo or Merger Sub, to:

Neerg Energy Limited

7th Floor, Happy World House

37 Sir William Newton Street

Port Louis, Mauritius

Kind Attn: Rouben Trivedi

Email: Rouben.Trivedi@global-ags.com

ReNew Power Private Limited

138, Ansal Chamber—II Bikaji Cama Place

New Delhi, Delhi – 110066

India

Attention: D. Muthukumaran

Email: D.MKumar@Renewpower.in

RMG Acquisition Corporation II

50 West Street, Suite 40 C

New York, New York 10006

Attention: Philip Kassin

E-mail: pkassin@rmginvestments.com

with a required copy (which copy shall not constitute notice) to:

Latham & Watkins LLP 9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Attention: Rajiv Gupta and Sharon Lau

Email: Rajiv.Gupta@lw.com and Sharon.Lau@lw.com

Skadden, Arps, Slate, Meagher & Flom LLP 40 Bank Street

Canary Wharf

London E14 5DS

Attention: Scott V. Simpson; Lorenzo Corte

Email: scott.simpson@skadden.com; lorenzo.corte@skadden.com

1.12 Section 13.04 of the Business Combination Agreement. Section 13.04 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

13.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) an Ex-Employee is an intended third-party beneficiary of, and may enforce, Section 8.09(c), and each person who is an employee (except Sumant and his Affiliates) of the Company or its Subsidiaries as of the beginning of the Minority Option Period holding Company Ordinary Stock are intended third-party beneficiaries of, and may enforce, Section 8.09(d), (b) in the event the Closing occurs, the current and former officers and directors of the Company and RMG II (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 10.06, and (c) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 13.18 and 13.19.

1.13 Section 13.08 of the Business Combination Agreement. Section 13.08 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(a) Except as otherwise provided herein (including Sections 10.01 and 10.04(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisors and accountants; provided that (i) if the Closing occurs, PubCo shall pay the RMG II Transaction Expenses (estimates of which are set out in Schedule 13.08(a) and as supplemented in accordance with Section 13.08(b)) and the Company Transaction Expenses (estimates of which are set out in Schedule 13.08(b) and as supplemented in accordance with Section 13.08(b)) at or promptly following the Closing; and (ii) if the Closing does not occur due to the non-satisfaction of any condition set forth in Section 11.01 or Section 11.03, in each case provided such non-satisfaction is caused by RMG II and not waived in writing by the relevant parties, RMG II shall, subject to Section 8.05, reimburse the Company or its Subsidiaries for such expenses incurred or otherwise paid for by the Company or any of its Subsidiaries solely to the extent such expenses relate to costs or expenses, including for advice and services, required by PubCo and/or Merger Sub in connection with the Transactions.

(b) At least two (2) Business Days prior to the Closing Date, each of RMG II and the Company shall provide to PubCo a written report setting forth final estimates of the RMG II Transaction Expenses and the Company Transaction Expenses, as applicable, including, for the avoidance of doubt, any fees and disbursements incurred by either such party in connection with the advice and/or services required by PubCo and/or Merger Sub for the Transactions prior to the Closing Date, to be paid in accordance with Section 10.14, provided that, each of RMG II and the Company shall agree in good faith any material RMG II Transaction Expenses or material Company Transaction Expenses, as applicable, which are not set out in or materially exceed the estimations in the original Schedule 13.08 prior to the submission of the written reports to PubCo pursuant to this Section 13.08(b).

1.14 Schedule 2.02 of the Business Combination Agreement. Schedule 2.02 of the Business Combination Agreement is hereby deleted in its entirety and replaced by Exhibit A of this Amendment No. 1.

1.15 Schedule 10.12(b) of the Business Combination Agreement. Schedule 10.12(b) of the Business Combination Agreement is hereby amended by deleting the reference to “GEF SACEF India” in such Schedule.

1.16 Schedule 13.08(a) of the Business Combination Agreement. Schedule 13.08(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced by Exhibit B of this Amendment No. 1.

2.	Effective Date. The Parties hereby acknowledge and agree that this Amendment No. 1 shall be effective as of the date hereof.

3.

Other Provisions. The provisions of Article XIII (Miscellaneous) of the Business Combination Agreement shall apply mutatis mutandis to this Amendment No. 1 and are deemed to be incorporated herein by reference.

4.	Effect of Amendment No. 1.

4.1 No Other Amendments. Except as expressly amended by this Amendment No. 1, the Business Combination Agreement is unmodified and will remain in full force and effect.

4.2 References. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder,” “hereto” and derivative or similar words referring to the Business Combination Agreement, and each reference in any other document relating to the “Business Combination Agreement,” the “Agreement,” “thereunder,” “thereof,” or words of like import referring to the Business Combination Agreement, means and references the Business Combination Agreement as amended by this Amendment No. 1.

5.

Entire Agreement. The Business Combination Agreement (together with the Schedules and Exhibits to the Business Combination Agreement), as amended by this Amendment No. 1, and the Confidentiality Agreement, constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties hereto except as expressly set forth or referenced in the Business Combination Agreement, as amended by this Amendment No. 1, and the Confidentiality Agreement.

6.

Counterparts. This Amendment No. 1 may be executed in separate counterparts (including, without limitation, counterparts transmitted by facsimile or by other electronic means), each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by facsimile or by other electronic means shall be deemed to be original signatures for all purposes and shall have the same force and effect as a manual signature.

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EXECUTION VERSION

Exhibit A

Schedule 2.02

	Number of Company Ordinary Stock to be Transferred on the Closing Date		PubCo Shares to be issued on the Closing Date					Number of Company Exchanged Conversion Stock to be Transferred after the Closing Date	PubCo Shares to be issued post-Closing Date
Investor			PubCo Class A Shares		PubCo Class B Shares	PubCo Class C Shares	PubCo Class D Shares		PubCo Class A Shares	PubCo Class B Shares	PubCo Class C Shares	PubCo Class D Shares	PubCo Cash Consideration (US$)	Exchange Ratio: No. of PubCo Exchanged Shares per Company Exchanged Stock	Exchange Ratio: No. of PubCo Shares per Company Exchanged Conversion Stock
GSW	184,709,600		21,766,529		—	105,441,472	—	14,825,749	—	—	12,289,241	—	242,000,000	0.8197	0.8289
CPPIB	61,608,099		41,867,691		—	—	1	14,893,835	12,345,678	—	—	—	92,000,000	0.8289	0.8289
ADIA	75,244,318	(1)	53,370,916	(2)	—	—	—	—	—	—	—	—	90,000,000	0.8289	0.8289
JERA	34,411,682		28,524,255		—	—	—	—	—	—	—	—	—	0.8289	Not applicable
Founder Investors	7,479,685		—		1	—	—	—	—	—	—	—	62,000,000	Not applicable	Not applicable
RMG	Not applicable		8,625,000		—	—	—	—	—	—	—	—	—	Not applicable	Not applicable
GEF	12,375,767		8,858,421		0	0	0	—	—	—	—	—	14,000,000	0.8289	Not applicable
Total			163,012,812		1	105,441,472	1		12,345,678	—	12,289,241	—	500,000,000

(1)

This includes 14,756,514 Company Exchanged Conversion Stock from the conversion of 16,318,729 CCPS, and assumes that ADIA will have converted all 16,318,729 CCPS into Company Exchanged Conversion Stock on or before the Closing Date.

(2)	This assumes that ADIA will have converted all 16,318,729 CCPS into Company Exchanged Conversion Stock on or before the Closing Date.

Exhibit B

Schedule 13.08(a)

RMG II Transaction Expenses Schedule

#	Fee Type	$ in millions
1	PIPE Placement Fee	30.0
2	M&A and Legal Counsels’ Fee	19.0
3	Deferred Underwriting Commission / “De-Spac”	12.1
4	Other Expenses	7.9
Estimated RMG II Transaction Expenses		$68.9

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

RMG ACQUISITION CORPORATION II

By:	/s/ Philip Kassin
Name: Philip Kassin
Title: President and COO

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

MR. PHILIP KASSIN

/s/ Philip Kassin
(in the capacity as the representative of the shareholders of RMG ACQUISITION CORPORATION II)

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

RENEW ENERGY GLOBAL PLC

By:	/s/ Sanjeev Bedi
Name: Sanjeev Bedi
Title: Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

RENEW POWER GLOBAL MERGER SUB

By:	/s/ Sanjeev Bedi
Name: Sanjeev Bedi
Title: Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

RENEW POWER PRIVATE LIMITED

By:	/s/ Sumant Sinha
Name: Sumant Sinha
Title: Chairman & MD

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

COGNISA INVESTMENT

By:	/s/ Sumant Sinha
Name: Sumant Sinha
Title: Partner

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

WISEMORE ADVISORY PRIVATE LIMITED

By:	/s/ Sumant Sinha
Name: Sumant Sinha
Title: Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

MR. SUMANT SINHA

/s/ Sumant Sinha
(in personal capacity)

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

GS WYVERN HOLDINGS LIMITED

By:	/s/ Teddy Lo Seen Chong
Name: Teddy Lo Seen Chong
Title: Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Michael Koen
Name: Michael Koen
Title: Managing Director, Head of Relationship Investments

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Sean Cheah
Name: Sean Cheah
Title: Senior Principal

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

For and on behalf of GREEN ROCK B 2014 LIMITED in its capacity as trustee for the Green Stone A 2014 Trust

By:	/s/ Mujeeb Qazi
Name: Mujeeb Qazi
Title: Director

For and on behalf of GREEN ROCK B 2014 LIMITED in its capacity as trustee for the Green Stone A 2014 Trust

By:	/s/ Marcus Hill
Name: Marcus Hill
Title: Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

JERA POWER RN, B.V.

By:	/s/ Sachio Kosaka
Name: Sachio Kosaka
Title: Authorized Representative

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

GEF SACEF INDIA

By:	/s/ Katie Vasilescu
Name: Katie Vasilescu
Title: Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]